EXHIBIT 5


           [Letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]



                                                                  (202) 274-2000

September 20, 2001

The Board of Directors
Clover Leaf Financial Corp.
200 East Park Street
Edwardsville, Illinois  62025


     Re:  Clover Leaf Financial Corp.
          Common Stock Par Value $0.10 Per Share
          --------------------------------------

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Clover Leaf Financial Corp. (the "Company") common stock, par value $0.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration
Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared solely for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."


                                  Very truly yours,


                                  \s\ Luse Lehman Gorman Pomerenk & Schick, P.C.


                                  LUSE LEHMAN GORMAN POMERENK & SCHICK
                                  A PROFESSIONAL CORPORATION